                                                                    EXHIBIT 99.1


                             For Immediate Release:

         RENT-A-CENTER, INC. REPORTS RECORD SECOND QUARTER 2003 RESULTS

                          TOTAL REVENUES INCREASE 11.8%
                         SAME STORE SALES INCREASE 2.7%
                      DILUTED EARNINGS PER SHARE RISE 18.0%

                      BOARD DECLARES A 5-FOR-2 STOCK SPLIT
                            -------------------------

PLANO, TEXAS, JULY 28, 2003 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NNM:
RCII), the leading rent-to-own operator in the U.S., today announced record quarterly net earnings for the period ended June 30, 2003, when excluding the non-recurring recapitalization charges discussed below.

The Company, the nation's largest rent-to-own operator, had total revenues for the quarter ended June 30, 2003 of $553.3 million, a $58.6 million increase from $494.7 million for the same period in the prior year. This increase of 11.8% in revenues was primarily driven by incremental revenues generated in new and acquired stores, as well as growth in same store revenues. Same store revenues (revenues earned in stores operated for the entirety of both periods) during the second quarter of 2003 increased 2.7% above the comparable quarter of 2002.

Net earnings for the quarter ended June 30, 2003, when excluding the non-recurring recapitalization charges discussed below, were $52.3 million, or $1.44 per diluted share. This represented an increase of 18.0% over $1.22 per diluted share, or net earnings of $44.9 million, when excluding the charges discussed below, reported for the same period in the prior year. The increase in net earnings and earnings per diluted share is primarily attributable to the Company's increase in revenues, operational improvements in existing stores and a continued focus on cost control.

Net earnings for the six months ended June 30, 2003, when excluding the recapitalization charges, were $103.3 million, or $2.86 per diluted share, representing an increase of 18.2% over $2.42 per diluted share, or net earnings of $88.4 million, when excluding the charges discussed below, for the same period in the prior year. Total revenues for the six months ended June 30, 2003 increased to $1,119.7 million from $993.3 million in 2002, representing an increase of 12.7%. Same store revenues for the six-month period ending June 30, 2003 increased 4.2%.

The Company also announced that its Board of Directors has approved a 5 for 2 stock split on its common stock to be paid in the form of a stock dividend. Each common stockholder of record on August 15, 2003 will receive 1.5 additional shares of common stock for each share of common stock held on that date. No fractional shares will be issued in connection with the stock dividend. Each stockholder who would otherwise receive a fractional share will receive an additional share of common stock. The distribution date for the stock dividend will be August 29, 2003. As of July 25, 2003, the Company had approximately 32.8 million shares of common stock outstanding. The stock split will increase the common shares outstanding to approximately 82.1 million shares.

"We are pleased to report another quarter of strong operating and financial results," commented Mark E. Speese, the Company's Chairman and Chief Executive Officer. "We believe the stock split we are announcing today and the fact that we intend to continue to repurchase additional shares of our common stock," Speese continued, "speaks to the confidence we have in both our core business and our growth initiatives through new stores and acquisitions."

During the second quarter of 2003, the Company recorded $27.7 million in pre-tax charges associated with its previously announced recapitalization plans. These charges reduced diluted earnings per share in the quarter by $0.47 to the reported diluted earnings per share of $0.97. Furthermore, during the second quarter of 2002, the Company wrote-off financing fees of approximately $2.9 million associated with the early retirement of approximately $128.0 million in debt, and recorded a charge of $2.0 million relating to the settlement of its class action gender discrimination lawsuits. These charges reduced diluted earnings per share in the second quarter of 2002 by $0.08 to $1.14.

During the second quarter of 2003, the Company opened 18 new locations and acquired 10 additional stores while consolidating three locations into existing stores. The Company also purchased accounts from 12 additional locations during the second quarter of 2003. Since June 30, 2003, the Company has opened five additional new stores, acquired one store location and has purchased accounts from two additional locations. "We are very excited about the results of our new store opening program," commented Mitchell E. Fadel, the Company's President and Chief Operating Officer. "Our new stores are ahead of our expectations," Fadel added, "and will therefore continue to be a vital part of our continued growth initiatives."

Through the six-month period ending June 30, 2003, the Company generated cash flow from operations of approximately $153.4 million, ending the quarter with $248.3 million of cash on hand. In addition to growing its store base, the Company intends to utilize its available cash to redeem the remaining $84.5 million in 11% subordinated notes and, as previously announced, repurchase additional shares of common stock.

Rent-A-Center will host a conference call to discuss the second quarter financial results and other business updates on Tuesday morning July 29, 2003 at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,574 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 322 rent-to-own stores, 310 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations, including the impact of our recapitalization plans. These statements are forward-looking, and actual results may differ materially. These statements do not include the effects of the stock split, any repurchases of common stock the Company may make or the potential impact of store acquisitions that may be completed after July 28, 2003.

THIRD QUARTER 2003 GUIDANCE:

REVENUES

o The Company expects total revenues to be in the range of $546 million to $551 million.

o Store rental and fee revenues are expected to be between $500 million and $505 million.

o Total store revenues are expected to be in the range of $536 million to $541 million.

o        Same store sales increases are expected to be in the 2% to 4% range.

o        The Company expects to open 20-30 new store locations.

EXPENSES

o The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 75% and 80% of store merchandise sales.

o Store salaries and other expenses are expected to be in the range of 54.0% and 55.5% of total store revenue.

o General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

o Net interest expense is expected to be approximately $11.0 million and amortization is expected to be approximately $3.2 million.

o The effective tax rate is expected to be approximately 37.25% of pre-tax income.

o Diluted earnings per share are estimated to be in the range of $1.42 to $1.44 on a pre-split basis.

o        Diluted shares outstanding are estimated to be between 33.6 million and
         34.0 million on a pre-split basis.

FISCAL 2003 GUIDANCE:

REVENUES

o The Company expects total revenues to be in the range of $2.21 billion and $2.24 billion.

o Store rental and fee revenues are expected to be between $1.99 billion and $2.02 billion.

o Total store revenues are expected to be in the range of $2.15 billion and $2.18 billion.

o        Same store sales increases are expected to be in the 2% to 4% range.

o        The Company expects to open approximately 80 new store locations.

EXPENSES

o The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 73% and 78% of store merchandise sales.

o Store salaries and other expenses are expected to be in the range of 53.5% and 55.0% of total store revenue.

o General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

o Net interest expense is expected to be between $45.0 million and $48.0 million and amortization of intangibles is expected to be approximately $12.0 million.

o The effective tax rate is expected to be approximately 38.0% of pre-tax income.

o Diluted earnings per share are estimated to be in the range of $5.80 to $5.90 on a pre-split basis.

o        Diluted shares outstanding are estimated to be between 34.8 million and
         35.2 million on a pre-split basis.


This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores, including the stores acquired in the Rent-Way acquisition; the Company's ability to control store level costs; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company's ability to collect on its rental purchase agreements; changes in the Company's effective tax rate; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase; uncertainties and volatility in the credit markets; factors that may restrict the Company's ability to redeem any outstanding notes on August 15, 2003, including the Company's financial situation at that time; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the three month period ending March 31, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter             Robert D. Davis          Mitchell E. Fadel          Mark E. Speese
Director of Investor           Chief Financial Officer  President                  Chairman and CEO
Relations                      (972) 801-1204           (972) 801-1114             (972) 801-1199
(972) 801-1214                 rdavis@racenter.com      mfadel@racenter.com        mspeese@racenter.com
dcarpenter@racenter.com

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                        STATEMENT OF EARNINGS HIGHLIGHTS


(In Thousands of Dollars, except per share data)

                                                                          THREE MONTHS ENDED JUNE 30,
                                              ----------------------------------------------------------------------------------
                                                    2003                2003                     2002                2002
                                              -----------------   -----------------        -----------------   -----------------
                                                 Before Non-          After Non-              Before Non-          After Non-
                                              Recurring Charges   Recurring Charges        Recurring Charges   Recurring Charges
                                              -----------------   -----------------        -----------------   -----------------
                                                                                  UNAUDITED
Total Revenue                                     $553,260             $553,260                $494,660             $494,660
Operating Profit                                    97,238               97,238                  90,240               88,240(2)
Net Earnings                                        52,293               35,300(1)               44,864               41,943(2)
Diluted Earnings per Common Share                 $   1.44             $   0.97(1)             $   1.22             $   1.14(2)
EBITDA                                            $111,367             $111,367                $100,574             $ 98,574(2)


Reconciliation to EBITDA:

Reported earnings before income taxes               85,376               57,628                  75,388               70,479
Add back:
    Non-recurring financing costs                       --               27,748                      --                2,909
    Interest expense, net                           11,862               11,862                  14,852               14,852
    Depreciation of property assets                 10,833               10,833                   9,412                9,412
    Amortization of intangibles                      3,296                3,296                     922                  922
                                                  --------             --------                --------             --------
EBITDA                                            $111,367             $111,367                $100,574             $ 98,574(2)



                                                                           SIX MONTHS ENDED JUNE 30,
                                              ----------------------------------------------------------------------------------
                                                    2003                2003                     2002                2002
                                              -----------------   -----------------        -----------------   -----------------
                                                 Before Non-          After Non-              Before Non-          After Non-
                                              Recurring Charges   Recurring Charges        Recurring Charges   Recurring Charges
                                              -----------------   -----------------        -----------------   -----------------
                                                                                  UNAUDITED

Total Revenue                                     $1,119,666         $1,119,666                $993,270             $993,270
Operating Profit                                     193,529            193,529                 178,536              176,536(2)
Net Earnings                                         103,252             86,259(1)               88,427               85,506(2)
Diluted Earnings per Common Share                 $     2.86         $     2.34(1)             $   2.42             $   2.34(2)
EBITDA                                            $  220,651         $  220,651                $199,056             $197,056(2)


Reconciliation to EBITDA:

Reported earnings before income taxes                168,915            141,167                 148,609              143,700
Add back:
    Non-recurring financing costs                         --             27,748                      --                2,909
    Interest expense, net                             24,614             24,614                  29,927               29,927
    Depreciation of property assets                   20,953             20,953                  18,878               18,878
    Amortization of intangibles                        6,169              6,169                   1,642                1,642
                                                  ----------         ----------                --------             --------
EBITDA                                            $  220,651         $  220,651                $199,056             $197,056(2)

(1) Including the effects of $27.7 million in pre-tax financing costs associated with refinancing the company's capital structure. These charges reduced diluted earnings per share in the second quarter of 2003 by $0.47 from $1.44 per diluted share to $0.97.

(2) Including the effects of a pre-tax legal charge of $2.0 million associated with the settlement of class action gender discrimination lawsuits and $2.9 million associated with the early retirement of debt. These charges reduced diluted earnings per share in the second quarter of 2002 by $0.08 from $1.22 per diluted share to $1.14.

SELECTED BALANCE SHEET DATA:  (IN THOUSANDS OF DOLLARS)       JUNE 30, 2003            JUNE 30, 2002
                                                              -------------            -------------
Cash and cash equivalents                                       $  248,250             $   93,824
Prepaid expenses and other assets                                   34,726                 31,335
Rental merchandise, net
              On rent                                              530,985                517,500
              Held for rent                                        143,415                131,705
Total Assets                                                     1,870,277              1,604,597

Senior debt                                                        400,000                300,000
Subordinated notes payable                                         384,455                274,543
Total Liabilities                                                1,057,340                830,342
Stockholders' Equity and Redeemable Preferred Stock                812,937                774,255

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)

                                                       THREE MONTHS ENDED JUNE 30,
                                                       ---------------------------
                                                           2003            2002
                                                        ---------       ---------
                                                                Unaudited
STORE REVENUE
        Rentals and Fees                                $ 504,352       $ 456,149
        Merchandise Sales                                  32,528          23,994
        Installment Sales                                   4,745              --
        Other                                                 812             567
                                                        ---------       ---------

                                                          542,437         480,710

FRANCHISE REVENUE
        Franchise Merchandise Sales                         9,261          12,486
        Royalty Income and Fees                             1,562           1,464
                                                        ---------       ---------

               TOTAL REVENUE                              553,260         494,660

OPERATING EXPENSES
        Direct Store Expenses
               Depreciation of Rental Merchandise         109,341          94,354
               Cost of Merchandise Sold                    24,235          17,497
               Cost of Installment Sales                    2,090              --
               Salaries and Other Expenses                291,726         264,478
        Franchise Operation Expenses
               Cost of Franchise Merchandise Sales          8,946          11,884
                                                        ---------       ---------

                                                          436,338         388,213

        General and Administrative Expenses                16,388          17,285
        Amortization of Intangibles                         3,296             922
                                                        ---------       ---------

               Total Operating Expenses                   456,022         406,420
                                                        ---------       ---------

               OPERATING PROFIT                            97,238          88,240

Non-Recurring Finance Charge                               27,748           2,909
Interest Income                                            (1,208)           (705)
Interest Expense                                           13,070          15,557
                                                        ---------       ---------

               Earnings before Income Taxes                57,628          70,479

Income Tax Expense                                         22,328          28,536
                                                        ---------       ---------

               NET EARNINGS                                35,300          41,943

Preferred Dividends                                            --           3,898
                                                        ---------       ---------

Net earnings allocable to common stockholders           $  35,300       $  38,045
                                                        =========       =========

BASIC WEIGHTED AVERAGE SHARES                              34,999          25,708
                                                        =========       =========

BASIC EARNINGS PER COMMON SHARE                         $    1.01       $    1.48
                                                        =========       =========

DILUTED WEIGHTED AVERAGE SHARES                            36,307          36,715
                                                        =========       =========

DILUTED EARNINGS PER COMMON SHARE                       $    0.97       $    1.14
                                                        =========       =========

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)

                                                         SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------
                                                            2003            2002
                                                        -----------       ---------
                                                                  Unaudited
STORE REVENUE
        Rentals and Fees                                $   997,771       $ 899,854
        Merchandise Sales                                    85,192          63,599
        Installment Sales                                    10,790              --
        Other                                                 1,527           1,181
                                                        -----------       ---------
                                                          1,095,280         964,634

FRANCHISE REVENUE
        Franchise Merchandise Sales                          21,333          25,739
        Royalty Income and Fees                               3,053           2,897
                                                        -----------       ---------
               TOTAL REVENUE                              1,119,666         993,270

OPERATING EXPENSES
        Direct Store Expenses
               Depreciation of Rental Merchandise           216,001         186,577
               Cost of Merchandise Sold                      60,783          44,479
               Cost of Installment Sales                      5,321              --
               Salaries and Other Expenses                  584,222         527,097
        Franchise Operation Expenses
               Cost of Franchise Merchandise Sales           20,497          24,537
                                                        -----------       ---------

                                                            886,824         782,690

        General and Administrative Expenses                  33,144          32,402
        Amortization of Intangibles                           6,169           1,642
                                                        -----------       ---------
               Total Operating Expenses                     926,137         816,734
                                                        -----------       ---------
               OPERATING PROFIT                             193,529         176,536


Non-Recurring Finance Charge                                 27,748           2,909
Interest Income                                              (1,979)         (1,428)
Interest Expense                                             26,593          31,355
                                                        -----------       ---------
               Earnings before Income Taxes                 141,167         143,700

Income Tax Expense                                           54,908          58,194
                                                        -----------       ---------
                NET EARNINGS                                 86,259          85,506

Preferred Dividends                                              --           8,890
                                                        -----------       ---------
Net earnings allocable to common stockholders           $    86,259       $  76,616
                                                        ===========       =========
BASIC WEIGHTED AVERAGE SHARES                                34,948          25,111
                                                        ===========       =========
BASIC EARNINGS PER COMMON SHARE                         $      2.47       $    3.05
                                                        ===========       =========
DILUTED WEIGHTED AVERAGE SHARES                              36,121          36,518
                                                        ===========       =========
DILUTED EARNINGS PER COMMON SHARE                       $      2.39       $    2.34
                                                        ===========       =========